EXHIBIT 99.2
DTE Energy Announces Constructive Settlement in Detroit Edison Show Cause Proceeding; Maintains
Operating Earnings Guidance of $2.41-2.66 per Diluted Sharei
August 31, 2006
Overview
     A settlement agreement was announced today in Detroit Edison’s show cause proceeding (U-14838). Detroit Edison worked with the Michigan Public Service Commission Staff and other parties to develop this settlement, which has been submitted for review and approval by the Michigan Public Service Commission (MPSC). The company believes this collaborative agreement is indicative of the ongoing constructive regulatory environment in Michigan. The full settlement agreement is posted on the MPSC’s website: http://efile.mpsc.cis.state.mi.us/efile/electric.html
     This settlement provides additional regulatory certainty through continued progress to reduce the level of rate skewing, the creation of a Choice Incentive Mechanism, the deferral and amortization of the costs to achieve savings from the Performance Excellence Process and a modest rate reduction. This settlement agreement does not alter DTE Energy’s consolidated 2006 operating earnings guidance excluding synfuels of $2.41-2.66 per diluted shareii. Furthermore, Detroit Edison remains positioned to earn its authorized 11% ROE in 2006 & 2007.
Background
     In March 2006, the MPSC ordered Detroit Edison to explain why its electric rates should not be reduced. In the order, the MPSC cited several factors that could cause Detroit Edison to exceed its authorized 11% return on equity. These factors included the January 1, 2006 expiration of residential rate caps, a return of customers to full utility service from Electric Choice and cost savings from the announced Performance Excellence Process (PEP).
Components of Settlement
•	Rate Deskewing
°	A fundamental issue with Michigan’s Electric Choice program is the impact of skewed rates on residential and commercial customers. Generally, residential customers pay rates lower than their actual cost of service, while business bundled customers pay rates higher than their actual cost of service. This skewing impacts Electric Choice volumes as the skewed rates provide false price signals to commercial customers

°	Approximately 80% of the total $78.75M rate reduction will be allocated to customers with rates skewed higher than their actual cost of service

°	The rate reduction will be applied to the distribution rates for both Electric Choice and bundled customers
•	Choice Incentive Mechanism (CIM)
°	The CIM will create a mechanism to reduce Detroit Edison’s exposure if Electric Choice sales increase from an annualized 3,600 GWh (3,400 GWh base level of Electric Choice plus a deadband adjustment of 200 GWh). This is approximately the current level of Electric Choice sales

°	If Electric Choice levels increase from a level of 3,600 GWh (which results in a decrease in Detroit Edison’s revenue), Detroit Edison will be able to recover 90% of the non-fuel revenues in excess of that level, from full-service customers. Fuel cost will continue to be fully passed through to customers through the existing Power Supply Cost Recovery mechanism

°	The recovery of the non-fuel revenue shall not exceed the level of the total full-service rate reduction granted in this settlement

°	If Electric Choice sales decrease below a base level of 3,200 GWh (3,400 GWh less a deadband adjustment of 200 GWh), the CIM allows Detroit Edison to credit 100% of its increase in non-fuel revenues associated with Electric Choice against the unrecovered regulatory asset balances related to the Regulatory Asset Recovery Surcharge mechanism authorized in Case No. U-13808 (November 2004)

°	The first CIM reconciliation filing would occur on or before March 31, 2008
•	Performance Excellence Process (PEP)
°	For rate making purposes, beginning in 2006 the incremental costs to achieve (CTA) savings associated with the ongoing PEP will be deferred and amortized over a ten-year period

°	This vintage year deferral method will result in a better matching of the CTA expenses with the expected savings from the PEP program

°	Implementation costs in 2006 may exceed the projected savings for 2006, but DTE Energy expects to realize sustained net cost savings beginning in 2007. Once fully implemented, the company expects ongoing pre-tax PEP operations and maintenance savings of $200-250 million per year, starting in 2008

°	DTE Energy expects total CTA expenses associated with PEP to be $200-250 million. These will likely be incurred over 2006 and 2007
•	Temporary Rate Reduction
°	The rate reduction will go into effect by September 1, 2006 or within five days following the issuance of an MPSC order and will remain in effect until the later of March 31, 2008 or 12 months from the date of filing of a general electric rate case

°	On a pro-rated basis (September through December), 2006 rates will be reduced by approximately $17 million (pre-tax)

°	On an annualized basis, 2006 rates will be reduced by $52.50 million (pre-tax)

°	Starting January 1, 2007, rates will be reduced by an additional $26.25 million (pre-tax) on an annualized basis, for a total rate reduction of $78.75 million (pre-tax)

°	The rate decrease and the subsequent elimination of the rate decrease will be implemented on a service rendered basis
•	Future Rate Case
°	In accordance with the MPSC’s December 2005 order in Detroit Edison’s rate restructuring case (U-14399), Detroit Edison will file a general rate case no later than July 1, 2007

°	This case will reflect a full 2006 calendar historical test year and will utilize 2006 actual financial data

[i]	This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s “DTE Energy” and Detroit Edison’s 2005 Form 10-K and most recent 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison’s actual results to differ materially, including, but not limited to, the speed and nature of regulatory approvals. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events

ii	In this document, DTE Energy provides 2006 guidance for operating earnings. DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors. It is likely that certain items that impact the company’s 2006 reported results will be excluded from operating results. A reconciliation to the comparable 2006 reported earnings/net income guidance is not provided because it is not possible to provide a reliable forecast of specific line items such as 2007 oil hedging costs, Performance Excellence Process restructuring charges and DTE2 implementation charges. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings

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